Exhibit 23.1

The Board of Directors and Shareholders
Superior Energy Services, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption in 1995 of the methods of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of prescribed by Statement of Financial Accounting Standards No. 121.


/s/  KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

New Orleans, Louisiana
November 11, 1996